                                 LETTERHEAD OF
             BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.


                                April 15, 1999



Board of Directors
Community Savings Bank, SSB
708 South Church Street
P.O. Box 1837
Burlington, North Carolina 27216-1837

     Re: Conversion of Community Savings Bank, SSB from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and its simultaneous acquisition by First Community Financial Corporation, a North Carolina savings bank holding company

Members of the Board:

     You have requested our opinions regarding certain income tax consequences in connection with the proposed conversion of Community Savings Bank, SSB ("Community Mutual") from a North Carolina-chartered mutual savings bank with federally insured deposit accounts to Community Savings Bank, Inc., a North Carolina-chartered stock savings bank with federally insured deposit accounts ("Community"), and the simultaneous acquisition of Community as a wholly-owned subsidiary by First Community Financial Corporation, a savings bank holding company organized under North Carolina law ("Holding Company"). This reorganization and conversion of Community Mutual and acquisition of Community by the Holding Company shall be referred to as the "Conversion". Terms not otherwise defined in this letter shall have the meanings assigned to them in the Amended and Restated Plan of Conversion adopted by the Board of Directors of Community Mutual on January 7, 1999 (the "Plan").

     In connection with our opinions, we have reviewed copies of applications filed by Community Mutual and the Holding Company with the Administrator, North Carolina Savings Institutions Division, to effect the Conversion (the "Applications"), Chapters 54C and 105 of the North Carolina General Statutes, and applicable federal laws, rules and regulations, including the Internal Revenue Code of 1986, as amended ("Code"). We have examined the Plan, Community Mutual's existing Certificate of Incorporation and Bylaws, the Second Amended Certificate of Incorporation for Community, the Bylaws for Community, the corporate minutes approving the Conversion and related records of Community Mutual. We have also examined the Holding Company's Articles of Incorporation, Bylaws, corporate minutes approving the Conversion and related records. In addition, we have examined certificates of
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 2


officials of Community Mutual, Community and the Holding Company, the Registration Statement of the Holding Company on Form SB-2, which the Holding Company intends to file with the Securities and Exchange Commission on or about January 15, 1999 (the "Registration Statement") containing a proposed Prospectus (hereinafter referred to as the "Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of giving the opinions set forth in this letter. We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the genuineness of all signatures of individuals, and we know of no reason such assumptions are unwarranted for purposes of the opinions expressed herein. We have assumed that all statements made in the above-described documents are accurate and complete, and will be accurate and complete at all times from now through the consummation of the Conversion. We have not independently verified any factual matter relating to the Conversion in connection with the preparation of our opinions herein and, accordingly, such opinions do not take into account any matters not set forth herein which might have been disclosed by independent verification. We have further assumed that the Conversion will be consummated pursuant to the terms of the Plan.

     In issuing the opinions set forth below, we have also assumed the accuracy of the following representations of Community Mutual:

     1. The fair market value of the deposit accounts and the interest in the Liquidation Account received by each Eligible Account Holder and Supplemental Eligible Account Holder in Community pursuant to the Conversion will, in each instance, be equal to the fair market value of the deposit accounts and the proprietary interest of each such Eligible Account Holder and Supplemental Eligible Account Holder in Community Mutual surrendered in the Conversion. The aggregate fair market value of the deposit accounts and interests in the Liquidation Account held by Eligible Account Holders as of the close of business on the Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all deposit accounts in Community Mutual (including accounts of less than $50) as of the close of business on that date. The aggregate fair market value of the deposit accounts and interests in the Liquidation Account held by Supplemental Eligible Account Holders, officers and directors of Community Mutual and their associates as of the close of business on the Supplemental Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all deposit accounts in Community Mutual (including accounts of less than $50) as of the close of business on that date.

     2. The Subscription Rights to purchase Conversion Stock received in the Conversion by each recipient have no fair market value. This assumption is based upon your representation and the opinion of Ferguson & Company that such Subscription Rights
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 3


          have no fair market value because they will be acquired by recipients without cost, are nontransferable and afford the recipients the right only to purchase Conversion Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion.

     3. Immediately following the Conversion, the Eligible Account Holders and Supplemental Eligible Account Holders will own all of the outstanding interests in the Liquidation Account and will own such interests solely by reason of their ownership of deposits and proprietary interests in Community Mutual on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. Pursuant to the Plan, no additional interests in the Liquidation Account shall be issued following the Conversion.

     4. Immediately following the consummation of the Conversion, Community will possess the same assets and liabilities as Community Mutual held immediately before the Conversion, plus proceeds from the sale of Conversion Stock less proceeds retained by the Holding Company, less assets used to pay expenses incurred in the Conversion. Assets of Community Mutual used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by Community Mutual immediately before the Conversion) in the aggregate will constitute less than 1% of the net assets of Community Mutual.

     5. Except for Community Mutual's agreement to sell all of Community's issued and outstanding common stock to the Holding Company in the Conversion, at the time of the Conversion, Community Mutual will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Community Mutual.

     6. Community has no plan or intention to reacquire any of its common stock issued to the Holding Company in the Conversion. Community has no plan or intention to issue additional shares of its common stock following the Conversion. The common stock of Community issued to the Holding Company in the Conversion will not be callable or subject to a put option.

     7. Community has no plan or intention to sell or otherwise dispose of any of the assets of Community Mutual acquired in the Conversion, except for dispositions made in the ordinary course of business.

     8. The liabilities of Community Mutual assumed by Community and the liabilities, if any, to which the transferred assets are subject were incurred by Community Mutual in the ordinary course of its business and are associated with the assets transferred.
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 4


     9. Following the Conversion, Community will continue the historic business of Community Mutual, will use a significant portion of Community Mutual's historic business assets in Community's business, and will continue to engage in the same business in substantially the same manner as engaged in by Community Mutual before the Conversion.

     10. Community Mutual and Community (treated as one entity for purposes of this representation) and the Holding Company will each pay their own expenses attributable to the Conversion.

     11. Community Mutual is not under the jurisdiction of a court as a debtor in (i) a bankruptcy proceeding or (ii) a receivership, foreclosure, or similar proceeding in a federal or state court.

     12. None of the compensation received by an employee of Community Mutual or Community who is also an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member will be separate consideration for, or allocable to, his or her status as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member. None of the interests in the Liquidation Account of Community received by an employee of Community Mutual or Community who is an Eligible Account Holder or Supplemental Eligible Account Holder will be separate consideration for, or allocable to, any employment agreement or arrangement. All compensation paid to Eligible Account Holders and Supplemental Eligible Account Holders who are also employees of Community Mutual or Community will be for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's-length for similar services. Officers, directors and other employees may in the future be issued restricted common stock of the Holding Company and options to purchase shares of the Common Stock of the Holding Company in exchange for future services pursuant to the proposed Management Recognition Plan and Stock Option Plan described in the Prospectus.

     13. No Eligible Account Holder or Supplemental Eligible Account Holder will be excluded from participating in the Liquidation Account.

     14. The Holding Company has no plan or intention to redeem or otherwise acquire any of the Conversion Stock to be issued pursuant to the Conversion, except as disclosed in the Prospectus regarding possible purchases to fund the ESOP, MRP and stock option plans. The Holding Company has no plan or intention to sell or otherwise dispose of the common stock of Community received by it in the Conversion. The Conversion Stock issued in the Conversion will not be callable or subject to a put option.
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 5


     15. At the time of Conversion, the fair market value of the assets of Community Mutual on a going-concern basis will equal or exceed the amount of its liabilities plus the amount of liabilities to which its assets are subject. Immediately before the Conversion, Community Mutual will have a positive net worth.

     16. No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or any other grantee of Subscription Rights in lieu of (i) Subscription Rights for Conversion Stock, or (ii) an interest in the Liquidation Account of Community.

     17. There is no plan or intention for Community to be liquidated or merged with another corporation following the Conversion.

     18. The Conversion described herein is motivated by valid business purposes and not by tax avoidance purposes.

     19. After the Conversion, Community will continue the corporate existence and business of Community Mutual with only the following changes:

          (i) An amended and restated Certificate of Incorporation to allow for the issuance of capital stock of Community, and

          (ii) New corporate Bylaws.

     20. There exists no intercorporate indebtedness between Community Mutual and Community (treated as one entity for purposes of this representation) and the Holding Company, that was issued, acquired, or will be settled at a discount.

     21. In the Conversion, the Holding Company will acquire 100% of the issued and outstanding common stock of Community.

     22. Neither Community Mutual and Community (treated as one entity for purposes of this representation) nor the Holding Company is a regulated investment company, a real estate investment trust or a corporation 50% or more of the value of whose assets are stock and securities and 80% or more of the value of whose total assets are held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 6


          50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables) and Government securities.

     Based upon the foregoing assumptions, our opinions with respect to the federal and North Carolina income tax consequences of the Conversion are as follows (for purposes of the opinions set forth below, Eligible Account Holders shall include, if applicable pursuant to the Plan, Supplemental Eligible Account Holders):

     1. The Conversion of Community Mutual from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank will qualify as a reorganization within the meaning of Section 368(a) of the Code, and neither Community Mutual nor Community will recognize any gain or loss as a result of such reorganization. Revenue Ruling 80-105, 1980-1 C.B. 78. Community Mutual in its form as a North Carolina-chartered mutual savings bank and Community in its form as a North Carolina-chartered stock savings bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. Community's basis in each of Community Mutual's assets will be the same as Community Mutual's basis immediately prior to the Conversion.
          Section 362(b) of the Code.

     3. No gain or loss will be recognized by the Holding Company upon receipt of money in exchange for the shares of the Conversion Stock issued pursuant to the exercise of the Subscription Rights issued therefor.
          Section 1032(a) of the Code.

     4. No gain or loss will be recognized by Community upon receipt of money from the Holding Company in exchange for the shares of its common stock to be issued to the Holding Company in the Conversion. Section 1032(a) of the Code.

     5. The holding period of the Community assets after the Conversion will include the period during which the assets were held by Community Mutual prior to the Conversion. Section 1223(2) of the Code.

     6. Gain or loss, if any, will be realized by an Eligible Account Holder on the exchange of such person's deposit account and proprietary interest in Community Mutual for (i) a withdrawable deposit account in Community in the same dollar amount as such person's deposit account in Community Mutual immediately prior to the Conversion, (ii) such person's interest in the Liquidation Account of Community, and (iii) Subscription Rights
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 7


          to purchase the Conversion Stock. Such gain, if any, will be recognized by an Eligible Account Holder only to the extent of the fair market value of such person's interest in the Subscription Rights received. Section 1001 of the Code. You have represented to us that the Subscription Rights to purchase Conversion Stock have no fair market value. Accordingly, gain recognized by an Eligible Account Holder as a result of the Conversion is limited to an amount not in excess of the fair market value of such person's interest in the Subscription Rights received in the Conversion. Paulsen v.
                                                          ----------
          Commissioner, 469 U.S. 131, 139 (1985), quoting Society for Savings v.
          ------------                                    ----------------------
          Bowers, 349 U.S. 143, 150 (1955).
          ------

     7. The basis of the deposit account in Community received by an Eligible Account Holder will be the cost of such deposit account. The cost basis of such deposit account in Community (i) will be equal to the fair market value of such deposit account in Community and (ii) will be equal to such person's basis in his or her deposit account in Community Mutual exchanged therefor. Section 1012 of the Code.

     8. The basis of the interest in the Liquidation Account received by an Eligible Account Holder will be equal to the cost of such interest. The cost of the Liquidation Account will be the fair market value of the proprietary interest in Community Mutual given for the Liquidation Account. Section 1012 of the Code. An interest in the Liquidation Account will be deemed to have no value, or nominal, if any, fair market value. Paulsen v. Commissioner, 469 U.S. 131, 139 (1985)
                        -----------------------
          (quoting Society for Savings v. Bowers, 349 U.S. 143, 150 (1955)).
                   -----------------------------

     9. The basis of Subscription Rights received by an Eligible Account Holder will be zero, increased by the gain, if any, recognized on their receipt. Section 1012 of the Code. Gain is recognized only to the extent of the fair market value of the Subscription Rights. You have represented to us that the Subscription Rights to purchase Conversion Stock have no fair market value. Accordingly, the basis of the Subscription Rights received by an Eligible Account Holder will be zero.

     10. The basis of the Conversion Stock purchased pursuant to the exercise of Subscription Rights will be the purchase price thereof. Section 1012 of the Code.

     11. The holding period of the Conversion Stock acquired through the exercise of Subscription Rights will commence upon the date of such exercise. Section 1223(6) of the Code.

     12. For purposes of Section 381 of the Code, Community will be treated just as Community Mutual would have been treated had there been no reorganization of Community Mutual
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Board of Directors
Community Savings Bank, SSB
April 15, 1999
Page 8


          from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. Accordingly, and with regard only to the reorganization of Community Mutual into Community, the tax attributes of Community Mutual enumerated in Section 381(c) of the Code shall be taken into account by Community as if there had been no reorganization. Treasury Regulation (S)1.381(b)(1)(a)(2).

     13. For North Carolina income tax purposes, the Conversion will be treated in a manner identical to the way the Conversion is treated pursuant to the Code. Sections 105-130.3, 105-130.5, 105-134.5, and 105-134.6 of
          the North Carolina General Statutes.

     No opinion is expressed with regard to the following:

     1. The tax treatment of any aspect of the Conversion that is not specifically set forth and addressed in the foregoing opinions.

     2. The status, including without limitation, the tax treatment, of Community Mutual's and Community's bad-debt reserves before or after the Conversion.

     3. For purposes of Section 381 of the Code, the effect upon Community Mutual and Community of the acquisition of all of the common stock of Community by the Holding Company in the Conversion.

     The opinions herein expressed represent only our best judgments with respect to the interpretation of published material and are not binding upon the Internal Revenue Service or the courts. Our opinions are limited to matters of North Carolina and federal law.

     The opinions contained herein are rendered solely for your benefit and for the benefit of purchasers of Conversion Stock and may not be used for any other purpose whatsoever or relied upon by, published or communicated to any other party without our prior written consent in each instance. We hereby consent to the inclusion of this letter as an exhibit to the Applications being filed by Community Mutual with the Administrator and as an exhibit to the Registration Statement.

                                    Sincerely,

                                    BROOKS, PIERCE, McLENDON
                                    HUMPHREY & LEONARD, L.L.P.


                                    By: /s/ Howard L. Williams
                                       -----------------------------------------
                                        Howard L. Williams